Exhibit 99.01

Inspyr Therapeutics acquires a novel immuno-onoclogy precision targeting platform for the treatment of cancer

Preclinical data demonstrated delayed tumor growth, reduces metastases and anti-tumor immune response

Westlake Village, CA (October 8, 2020) – Inspyr Therapeutics, Inc. (OTC/PINK: NSPX), announces that it has acquired a novel immuno-oncology delivery technology targeting adenosine receptor antagonists for the treatment of cancer. The technology was previously acquired by Inspyr and then licensed to Ridgeway Therapeutics, Inc. In exchange for: (i) 65,000,000 shares of Common Stock and (ii) 8,000 shares of Series F Convertible Preferred Stock, Inspyr has reacquired all rights previously licenses, as well as improvements thereto made by Ridgeway, and will assume all further preclinical and clinical development relating to RT-AR001 and all other proprietary assets.

About Inspyr Therapeutics. Inc

Inspyr Therapeutics, through the above transaction, is now focused on the development of immune-oncology precision therapies that utilize its proprietary technology targeting delivery of adenosine receptor antagonists as treatments for cancer.

About Ridgeway Therapeutics, Inc

Ridgeway Therapuetics is a private company that has a patented global portfolio of potential first-in-class precision targeting technologies focused for the treatment of cancer. RT-AR001 ‘s intra-tumoral delivery technology has shown more effective drug delivery with an enhanced response rate by targeting the tumor microenvironment.

Cautionary Statement Regarding Forward-Looking Information

This communication may contain forward-looking statements. Investors are cautioned that statements in this document regarding potential applications of Inspyr Therapeutics’ technologies or the future prospects of the company constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights and the acceptance of Inspyr Therapeutic’s proposed therapies by the health community. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties will be detailed from time to time in GenSpera's periodic reports filed with the Securities and Exchange Commission.

Investor and Media Contact:

contacts@ridgewaytherapeutics.com

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